[Park-Ohio Logo]                                                   Exhibit 99.2


                                 April 29, 1997




The Board of Directors of Arden Industries, Inc.
560 Oak Grove Parkway
Vadnais Heights, Minnesota 55127

Attention:  Larry A. Carlson, Chairman


         Park-Ohio proposed combining the operations of RB&W Corporation and Arden with Park-Ohio receiving equity in the resulting public company. We failed to reach an agreement, but Park-Ohio still believes that combining the two companies makes good business sense. Therefore, please consider the following:

         (1) Park-Ohio hereby proposes to enter into a merger transaction to acquire Arden for $42 million in cash (assuming approximately 7,000,000 common shares) or $6 per share, which represents a 55% premium over yesterday's closing price; and

         (2) Park-Ohio is prepared to meet with your entire board of directors to provide the necessary assurances of our interest and bona fides.

         This proposal is supported by commitments from our banks. In the spirit of allowing you ample opportunity to consider our proposal, it will remain outstanding through the close of business on Monday, May 5, 1997. While our bid was formulated without access to confidential information, we believe it to be full and fair.

         If the Board is unwilling to accept the above proposal, Park-Ohio hereby requests approval pursuant to section 302A.673 of the Minnesota Business Corporation Act to acquire more than ten percent of the outstanding shares of Arden.


                                           Sincerely,

                                           /s/ John J. Murray
                                           John J. Murray
                                           President